Filed Pursuant to Rule 424(b)(5)
Registration No. 333-249350

The information in this preliminary prospectus supplement and the accompanying base prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2021

PRELIMINARY PROSPECTUS  SUPPLEMENT

(To Prospectus Dated October 6, 2020)

$

Franklin Resources, Inc.

$            1.600% Notes due 2030

$                     % Notes due 2051

Franklin Resources, Inc. is offering $                aggregate principal amount of its 1.600% Notes due 2030 (the “2030 notes”) and $                aggregate principal amount of its    % Notes due 2051 (the “2051 notes” and together with the 2030 notes, the “notes”). The 2030 notes offered hereby are in addition to, have terms identical with, and will have the same CUSIP number as the $750,000,000 aggregate principal amount of our 1.600% Notes due 2030 that we issued on October 19, 2020 (the “existing 2030 notes”). The 2030 notes will bear interest at the rate of 1.600% per year and will mature on October 30, 2030, and the 2051 notes will bear interest at the rate of    % per year and will mature on                , 2051. Interest on the 2030 notes is payable semi-annually in arrears on April 30 and October 30 of each year, commencing on October 30, 2021, and interest on the 2051 notes is payable semi-annually in arrears on                and                of each year commencing on                , 2022. The interest payment to be made on the 2030 notes on October 30, 2021 will include pre-issuance accrued interest from and including April 30, 2021 (the most recent interest payment date on the existing 2030 notes was April 30, 2021) to but excluding the issue date. The notes will be unsecured and unsubordinated obligations of Franklin Resources, Inc. and will rank equal in right of payment with all other unsecured and unsubordinated indebtedness of Franklin Resources, Inc. from time to time outstanding. The notes will be structurally subordinated to all existing and future indebtedness of our subsidiaries.

We may redeem each series of notes in whole or in part at any time at the redemption price set forth under “Description of the Notes—Optional Redemption of Notes.” Each series of notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended September 30, 2020 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	Per 2030 Note		Total	Per 2051 Note		Total
Public Offering Price(1)(2)		%	$		%	$
Underwriting Discount		%	$		%	$
Proceeds to Franklin Resources, Inc. (before expenses and, with respect to the 2030 notes, excluding accrued interest)		%	$		%	$

(1)	With respect to the 2030 notes, plus accrued interest, from and including April 30, 2021 to but excluding August , 2021 in the amount of $ .
(2)	Plus accrued interest, from and including August , 2021, if settlement occurs after that date.

We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers on or about August    , 2021, only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) and Euroclear Bank NV/SA (“Euroclear”).

Joint Book-Running Managers

BofA Securities	Citigroup	HSBC

August     , 2021

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, the prospectus supplement, describes the specific terms of the notes we are offering and certain other matters relating to Franklin Resources, Inc. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which do not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying base prospectus. If the description of the notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus and in any free writing prospectus that we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We and the underwriters take no responsibility for any other information that others may provide to you. We and the underwriters are not making an offer to sell, or seeking offers to buy, the notes in any jurisdiction where the offer and sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus, any free writing prospectus and any information in the documents incorporated by reference herein and in the accompanying base prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution or possession of this prospectus supplement and the accompanying base prospectus in or from certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying base prospectus come are required by us and the underwriters to inform themselves about, and to observe any such restrictions, and neither we nor any of the underwriters accepts any liability in relation thereto. See “Underwriting.”

Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to “Franklin Resources,” “we,” “us,” “our,” “our Company” or “the Company” refer to Franklin Resources, Inc., a Delaware corporation, and its direct and indirect subsidiaries. However, for purposes of the section entitled “Summary – The Offering” and “Description of the Notes,” whenever we refer to “Franklin Resources,” “we,” “us,” “our,” “our Company” or “the Company,” we are referring only to Franklin Resources, Inc. and not to any of its direct or indirect subsidiaries. All references in this prospectus to “Legg Mason” refer to Legg Mason, Inc., a Maryland corporation and a wholly owned subsidiary of Franklin Resources.

Unless otherwise indicated, our “funds” means the funds offered under our various brand names. We offer our services and products under our various distinct brand names, including, but not limited to, Franklin®, Templeton®, Legg Mason®, Balanced Equity Management®, Benefit Street Partners®, Brandywine Global Investment Management®, Clarion Partners®, ClearBridge Investments®, Darby®, Edinburgh Partners™, Fiduciary Trust International™, Franklin Bissett®, Franklin Mutual Series®, K2®, LibertyShares®, Martin Currie®, Royce® Investment Partners and Western Asset Management Company®.

In this prospectus supplement, any amounts shown on an “as adjusted” basis have been adjusted to reflect (i) the issuance of the notes in this offering and (ii) our guarantee of Legg Mason’s $1,750 million of outstanding principal amount of indebtedness on August 2, 2021.

PRIIPs Regulation/Prospectus Directive/Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

UK PRIIPs Regulation/Prohibition of Sales to UK Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (i) persons who are outside the UK, (ii) investment professionals falling within Article 19(5) of the FSMA, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the FSMA (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the UK. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the FSMA by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the UK only in circumstances in which Section 21(1) of FSMA does not apply to us.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available on the SEC’s website at www.sec.gov and on our website at www.franklinresources.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. However, the information on our website is not incorporated by reference in, and is not a part of, this prospectus supplement, the accompanying base prospectus or our SEC filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying base prospectus information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus, and information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus and in the information we incorporate by reference. The following documents that we previously filed with the SEC (File No. 001-09318) are incorporated by reference herein:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2020, March 31, 2021 and June 30, 2021, which were filed with the SEC on February  2, 2021, May  4, 2021 and August 3, 2021, respectively;

•	our Current Reports on Form 8-K filed on October 19, 2020, February 10, 2021 and July 1, 2021; and

•	our Current Report on Form 8-K/A filed on October 6, 2020, amending our Current Report on Form 8-K filed on July 31, 2020.

Whenever after the date of this prospectus and prior to the termination of this offering we file reports or documents with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be incorporated by reference into this prospectus and will be deemed to be a part of this prospectus from the time they are filed (excluding any portions of such documents that are deemed to have been “furnished,” rather than “filed,” under SEC rules, except as specifically set forth above). Any statement made in this prospectus supplement and the accompanying base prospectus or in a document incorporated by reference in this prospectus supplement and the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying base prospectus to the extent that a statement contained in this prospectus supplement and the accompanying base prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement and the accompanying base prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying base prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We will provide without charge to each person, upon written or oral request, a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless we specifically have incorporated those exhibits by reference in this prospectus supplement or the accompanying base prospectus). Requests for such documents should be directed to our principal executive office, located at:

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, California 94403

Attention: Corporate Secretary

Telephone: (650) 312-2000

FORWARD-LOOKING INFORMATION

Some of the statements included in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein, may include forward-looking statements that reflect the Company’s current views with respect to future events and financial performance that are provided under the “safe harbor” protection of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and generally can be identified by words or phrases generally written in the future tense and/or preceded by words such as “anticipate,” “believe,” “could,” “depends,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or other similar words or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors that may cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying base prospectus or that are incorporated by reference herein or therein are qualified in their entirety by reference to the risks and uncertainties disclosed herein and in our filings with the SEC that are incorporated by reference herein and therein, including those discussed in such filings under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition” and “Quantitative and Qualitative Disclosures About Market Risk.”

While forward-looking statements are our best prediction at the time that they are made, you should not rely on them and are cautioned against doing so. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other possible future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. They are neither statements of historical fact nor guarantees or assurances of future performance. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

If a circumstance occurs after the date of this prospectus supplement or the date of the respective documents incorporated by reference herein that causes any of our forward-looking statements to be inaccurate, whether as a result of new information, future developments or otherwise, we undertake no obligation to announce publicly the change to our expectations, or to make any revision to our forward-looking statements, to reflect any change in assumptions, beliefs or expectations, or any change in events, conditions or circumstances upon which any forward-looking statement is based, unless required by law.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying base prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying base prospectus, including the information incorporated by reference, including the section entitled “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and the financial statements and related notes thereto, before making an investment decision.

Franklin Resources, Inc.

General

Franklin Resources, Inc. is a holding company with subsidiaries operating under our Franklin Templeton® and/or subsidiary brand names. Our common stock is traded on the New York Stock Exchange under the ticker symbol “BEN,” and is included in the Standard & Poor’s 500 Index.

We offer our services and products under our various distinct brand names, including, but not limited to, Franklin®, Templeton®, Legg Mason®, Balanced Equity Management®, Benefit Street Partners®, Brandywine Global Investment Management®, Clarion Partners®, ClearBridge Investments®, Darby®, Edinburgh Partners™, Fiduciary Trust International™, Franklin Bissett®, Franklin Mutual Series®, K2®, LibertyShares®, Martin Currie®, Royce® Investment Partners and Western Asset Management Company®. Unless otherwise indicated, our “funds” means the funds offered under our various brand names.

We are a global investment management organization. Our mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through our specialist investment managers, we bring extensive capabilities in equity, fixed income, alternatives and custom multi-asset solutions. For more than 70 years, we have been dedicated to providing clients with exceptional investment management services and have developed a globally diversified business, including through strategic acquisitions. We are committed to helping our clients achieve better investment outcomes through our investment management expertise, wealth management and technology solutions. As a result of our Legg Mason acquisition, our corporate structure now includes our acquired specialist investment managers, with additional diverse perspectives and specialized expertise across asset classes and strategies, distributed to both institutional and retail clients.

We provide investment management and related services to retail, institutional and high-net-worth investors in jurisdictions worldwide through our investment products. We deliver our investment capabilities through varied products and vehicles and via multiple points of access, including directly and through various financial intermediaries. Our investment products include our sponsored funds, as well as institutional and high-net-worth separate accounts, retail separately managed account programs, sub-advised products, and other investment vehicles. Our funds include registered funds (including exchange-traded funds, or “ETFs”) and unregistered funds. We offer a broad product mix of fixed income, equity, multi-asset, alternative and cash management investment objectives and solutions that meet a variety of investment goals and needs for investors. In addition to investment management, our services include fund administration, sales and distribution, and shareholder servicing. We may perform services directly or through third parties. We also provide sub-advisory services to certain investment products sponsored by other companies that may be sold to investors under the brand names of those other companies or on a co-branded basis.

We offer our clients the combined experience of our investment professionals with expertise across asset classes and a sharp focus on managing risk. We are committed to delivering strong investment performance for our clients by offering a broad range of strategies and drawing on the extensive experience and perspective gained through our long history in the investment management business. We know that success demands smart and effective business innovation, solutions and technologies, and we remain focused on investment excellence, innovating to meet evolving client goals, and building strong partnerships by delivering superior client service. We continue to focus on the long-term investment performance of our investment products and on providing quality customer service to our clients.

The business and regulatory environments in which we operate globally remain complex, uncertain and subject to change. We are subject to various laws, rules and regulations globally that impose restrictions, limitations, registration, reporting and disclosure requirements on our business, and add complexity to our global compliance operations.

Our principal executive offices are located at One Franklin Parkway, San Mateo, California 94403. Our telephone number is (650) 312-2000.

The Offering

Issuer	Franklin Resources, Inc.

Securities Offered	$ aggregate principal amount of 1.600% Notes due 2030 (the “2030 notes”). The 2030 notes offered hereby are in addition to, have terms identical with, and will have the same CUSIP number as the $750,000,000 aggregate principal amount of our 1.600% Notes due 2030 that we issued on October 19, 2020. After the issuance of the 2030 notes offered hereby, the aggregate principal amount of the 2030 notes will be $ .

$ aggregate principal amount of % Notes due 2051 (the “2051 notes”).

Interest Rate	1.600% per year for the 2030 notes and % per year for the 2051 notes.

For the 2030 notes, interest will accrue from and including April 30, 2021.

For the 2051 notes, interest will accrue from and including August , 2021.

Interest Payment Dates	Interest on the 2030 notes will be paid on April 30 and October 30 of each year, commencing on October 30, 2021. The interest payment to be made on the 2030 notes on October 30, 2021 will include pre-issuance accrued interest from and including April 30, 2021 (the most recent interest payment date on the existing 2030 notes was April 30, 2021) to but excluding the issue date.

Interest on the 2051 notes will be paid on and of each year, commencing on , 2022.

Maturity	The 2030 notes will mature on October 30, 2030.

The 2051 notes will mature on , 2051.

Redemption of Notes	The 2030 notes may be redeemed prior to July 30, 2030 (the date that is three months prior to the maturity date) in whole or in part at any time, at our option, at a “make-whole” redemption price. In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to, but not including, the redemption date. For more detailed information on the calculation of the redemption price, see “Description of the Notes—Optional Redemption of Notes.”

The 2030 notes may be redeemed on or after July 30, 2030 (the date that is three months prior to the maturity date) in whole or in part at any time, at our option, at a redemption price equal to

100% of the principal amount of the 2030 notes to be redeemed, plus accrued and unpaid interest on the 2030 notes to be redeemed to, but not including, the redemption date. See “Description of the Notes—Optional Redemption of Notes.”

The 2051 notes may be redeemed prior to , 2051 (the date that is six months prior to the maturity date) in whole or in part at any time, at our option, at a “make-whole” redemption price. In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to, but not including, the redemption date. For more detailed information on the calculation of the redemption price, see “Description of the Notes—Optional Redemption of Notes.”

The 2051 notes may be redeemed on or after , 2051 (the date that is six months prior to the maturity date) in whole or in part at any time, at our option, at a redemption price equal to 100% of the principal amount of the 2051 notes to be redeemed, plus accrued and unpaid interest on the 2051 notes to be redeemed to, but not including, the redemption date. See “Description of the Notes—Optional Redemption of Notes.”

Ranking	The notes will be unsecured and unsubordinated obligations of Franklin Resources, Inc. and will rank equal in right of payment with all of its existing and future unsecured and unsubordinated indebtedness.

We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, including holders of the notes, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized.

As of June 30, 2021 on an as adjusted basis, we had $    million of indebtedness outstanding, $    million of which ranks equally with the notes and $    million of which is indebtedness of our subsidiaries, including Legg Mason. On August 2, 2021, we guaranteed Legg Mason’s $1,750 million of outstanding principal amount of indebtedness. The indebtedness of Legg Mason is recorded at its fair value, and it includes a $290.5 million premium over the $1,750 million aggregate principal amount of the indebtedness of Legg Mason. Excluding this premium and unamortized offering expenses, as of June 30, 2021 on an as adjusted basis, we had $    million of indebtedness outstanding, $    million of which ranks equally

with the notes and $ million of which is indebtedness of our subsidiaries, including Legg Mason. See “Capitalization.”

Covenants	The indenture includes requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Additional Notes	From time to time, without the consent of the holders of a series of notes, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as such series of notes. Any additional debt securities having those similar terms, together with such series of notes offered hereby, will constitute a single series of debt securities under the indenture; provided, such additional debt securities shall be issued under a separate CUSIP or ISIN number unless the additional debt securities are issued pursuant to a “qualified reopening” of such series of notes offered hereby, are otherwise treated as part of the same “issue” of debt securities as the notes offered hereby or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, redeeming, satisfying and discharging, defeasing or otherwise repaying or retiring any long-term debt of Franklin Resources or its subsidiaries, including all or a portion of the $300 million aggregate principal amount of our 2.800% notes due 2022 and/or the $250 million aggregate principal amount of Legg Mason’s 3.950% senior notes due 2024. The foregoing does not constitute a notice of redemption for or an obligation to issue a notice of redemption for any outstanding notes. See “Use of Proceeds.”

Form and Denomination	Each series of notes will be in book-entry form only and registered in the name of a nominee of The Depository Trust Company (“DTC”). Each series of notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” beginning on page S-14 and “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2020 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, incorporated by reference herein, for a description of certain risks that you should consider before investing in the notes.

Summary Historical Financial and Other Data

The following table presents our summary historical financial and other data as of and for the fiscal years ended September 30, 2020, 2019 and 2018 and as of and for the nine months ended June 30, 2021 and 2020. We derived the summary financial data as of and for the fiscal years ended September 30, 2020, 2019 and 2018 from our annual audited consolidated financial statements. The summary financial data as of and for the nine months ended June 30, 2021 and 2020 have been derived from our unaudited condensed consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the annual audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods presented. You should read this data along with our consolidated financial statements and the related notes incorporated in this prospectus supplement by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated in this prospectus supplement by reference. See “Incorporation by Reference.” The results of interim periods are not necessarily indicative of results that may be expected for the full year.

	As of and for the Nine Months Ended June 30,		As of and for the Year Ended September 30,
	2021	2020	2020	2019	2018
Summary of Operations (in millions)
Operating revenues	$6,244.5	$3,861.5	$5,566.5	$5,669.4	$6,204.5
Operating income	1,343.5	945.3	1,048.9	1,466.9	2,028.2
Operating margin	21.5%	24.5%	18.8%	25.9%	32.7%
Net income attributable to Franklin Resources, Inc.	1,165.5	720.0	798.9(1)	1,195.7(2)	764.4(3)
Financial Data (at period end) (in millions)
Total assets	$23,129.1	$16,974.9(4)	$21,684.5	$15,660.8(4)	$14,383.5
Cash and cash equivalents	3,856.2	6,358.7	3,026.8	5,803.4	6,610.8
Debt	3,480.6	697.2	3,017.1	696.9	695.9
Franklin Resources, Inc. stockholders’ equity	10,875.2	10,114.2	10,114.5	9,906.5	9,899.2
Operating cash flows	739.3	702.6	1,083.3(4)	268.5(4)	2,229.7
Assets Under Management (in billions)
Ending	$1,552.1	$622.8	$1,418.9	$692.6	$717.1
Average(5)	1,489.4	654.0	832.9	697.0	740.5
Per Common Share
Earnings
Basic	$2.27	$1.44	$1.59	$2.35	$1.39
Diluted	2.27	1.44	1.59	2.35	1.39
Cash dividends declared	0.84	0.81	1.08	1.04	3.92

(1)	Includes an income tax benefit of $27.0 million, net of valuation allowance, from capital losses subsequent to the change in corporate tax structure of a foreign holding company to a U.S. branch.
(2)

Includes an income tax charge of $86.0 million due to a revision to the estimated income tax charge that was recognized in fiscal year 2018 resulting from enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).

(3)	Includes an estimated income tax charge of $968.8 million resulting from enactment of the Tax Act.

(4)

During the quarter ended June 30, 2021, we identified an error related to the accounting of our indirect interests in certain collateralized loan obligations (“CLOs”) held through a limited partnership and our conclusion to consolidate that limited partnership. In accordance with accounting principles generally accepted in the United States of America, we should have consolidated the CLOs as we are the primary beneficiary of these entities and should not have consolidated the limited partnership. The error resulted in the misstatement of previously reported assets and liabilities and associated cash flows. The consolidation of the CLOs results in increases to total assets and liabilities partially offset by the deconsolidation of the limited partnership which results in a reduction to total assets and stockholders’ equity. The error had no impact to net income attributable to the Company, earnings per share, retained earnings or Franklin Resources, Inc. stockholders’ equity. We determined that the error did not result in a material misstatement to our previously issued consolidated financial statements. The impact of the error on the consolidated balance sheets and consolidated statements of cash flows for periods not already revised in the Form 10-Q for the quarter ended June 30, 2021 are as follows:

	As of September 30, 2019
(in millions)	As Reported	Adjustments	As Revised
Receivables	$839.0	$2.4	$841.4
Investments	1,555.8	22.8	1,578.6
Assets of consolidated investment products
Cash and cash equivalents	154.2	249.0	403.2
Investments, at fair value	2,303.9	854.4	3,158.3
Total Assets	14,532.2	1,128.6	15,660.8
Liabilities of consolidated investment products
Accounts payable and accrued expenses	$81.5	$205.4	$286.9
Debt	50.8	1,005.9	1,056.7
Total Liabilities	3,161.3	1,211.3	4,372.6
Nonredeemable noncontrolling interests	$717.7	$(82.7)	$635.0
Stockholders’ equity	10,624.2	(82.7)	10,541.5
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	14,532.2	1,128.6	15,660.8

	As of March 31, 2021			As of December 31, 2020
(in millions)	As Reported	Adjustments	As Revised	As Reported	Adjustments	As Revised
Receivables	$1,294.9	$8.1	$1,303.0	$1,230.1	$8.8	$1,238.9
Investments	1,433.9	39.0	1,472.9	1,348.7	38.2	1,386.9
Assets of consolidated investment products
Cash and cash equivalents	624.5	239.2	863.7	444.0	38.4	482.4
Investments, at fair value	3,907.7	2,075.8	5,983.5	3,228.9	1,675.0	4,903.9
Total Assets	21,869.8	2,362.1	24,231.9	21,229.6	1,760.4	22,990.0
Liabilities of consolidated investment products
Accounts payable and accrued expenses	$316.6	$243.9	$560.5	$166.7	$70.8	$237.5
Debt	1,759.5	2,280.9	4,040.4	1,377.2	1,830.6	3,207.8
Total Liabilities	9,372.8	2,524.8	11,897.6	9,193.4	1,901.4	11,094.8
Nonredeemable noncontrolling interests	$1,117.9	$(162.7)	$955.2	$1,019.7	$(141.0)	$878.7
Stockholders’ equity	11,681.3	(162.7)	11,518.6	11,420.6	(141.0)	11,279.6
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	21,869.8	2,362.1	24,231.9	21,229.6	1,760.4	22,990.0

	Year Ended September 30, 2020			Year Ended September 30, 2019
(in millions)	As Reported	Adjustments	As Revised	As Reported	Adjustments	As Revised
Net cash provided by operating activities	$1,021.4	$61.9	$1,083.3	$201.6	$66.9	$268.5
Net cash used in investing activities	(3,243.1)	(818.8)	(4,061.9)	(1,077.1)	(198.3)	(1,275.4)
Net cash provided by (used in) financing activities	194.2	540.2	734.4	(40.5)	380.4	339.9

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
(in millions)	As Reported	Adjustments	As Revised	As Reported	Adjustments	As Revised
Net cash provided by operating activities	$290.0	$1.2	$291.2	$31.7	$18.8	$50.5
Net cash used in investing activities	(521.8)	(289.8)	(811.6)	(29.6)	(227.3)	(256.9)
Net cash provided by (used in) financing activities	666.1	294.7	960.8	(9.3)	7.4	(1.9)

	Six Months Ended March 31, 2021			Six Months Ended March 31, 2020
(in millions)	As Reported	Adjustments	As Revised	As Reported	Adjustments	As Revised
Net cash provided by operating activities	$505.4	$40.9	$546.3	$141.0	$45.8	$186.8
Net cash provided by (used in) investing activities	(773.0)	(504.9)	(1,277.9)	6.1	(454.1)	(448.0)
Net cash provided by (used in) financing activities	659.9	670.9	1,330.8	(64.1)	195.2	131.1

(5)	Represents simple monthly average AUM.

RISK FACTORS

You should carefully consider the following risks and the specific risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, our subsequent Quarterly Reports on Form 10-Q and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, which are incorporated herein by reference, before making an investment decision. Certain statements in “Risk Factors” are forward-looking statements. See “Forward-Looking Statements.”

Risks Related to the Notes

Our holding company structure results in structural subordination of our debt and may affect our ability to make payments on notes.

The notes are obligations exclusively of Franklin Resources, Inc. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions, including regulatory capital requirements. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and to that subsidiary’s preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness or issue preferred stock. In addition, the notes are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of June 30, 2021 on an as adjusted basis, we had $    million of indebtedness outstanding, $    million of which ranks equally with the notes and $    million of which is indebtedness of our subsidiaries, including Legg Mason. On August 2, 2021, we guaranteed Legg Mason’s $1,750 million of outstanding principal amount of indebtedness. The indebtedness of Legg Mason is recorded at its fair value, and it includes a $290.5 million premium over the $1,750 million aggregate principal amount of the indebtedness of Legg Mason. Excluding this premium and unamortized offering expenses, as of June 30, 2021 on an as adjusted basis, we had $    million of indebtedness outstanding, $    million of which ranks equally with the notes and $    million of which is indebtedness of our subsidiaries, including Legg Mason.

The notes are unsecured.

The notes are unsecured. The indenture for the notes does not restrict our ability to incur additional indebtedness, including secured indebtedness generally. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us.

We may issue additional notes.

Under the terms of the indenture, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects, and the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes; provided that, any such additional notes shall be issued under a separate CUSIP or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of the existing series, are otherwise treated as part of the same “issue” of debt securities as the existing series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively affect holders of the notes.

We are not restricted under the terms of the notes from incurring additional unsecured indebtedness, including other senior indebtedness or secured indebtedness. In addition, the limited covenants applicable to the notes do not restrict our ability to pay dividends, issue or repurchase stock or other securities, granting security interests over our assets or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. In addition, the notes will not be subject to redemption or repurchase upon a change of control. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. Although the notes do not contain such financial and other restrictive covenants, future indebtedness could include such covenants. If we incur additional indebtedness or other liabilities, our ability to pay our obligations on our outstanding indebtedness could be adversely affected.

There is no public market for the notes.

We have not applied and do not intend to apply for listing of the notes on any securities exchange or automated quotation system. As a result, we can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, your ability to sell the notes, or the price at which you would be able to sell them. If a market for the notes does not develop, you may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, you may not be able to liquidate your investment readily, and lenders may not readily accept the notes as collateral for loans.

The market price of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including our financial performance, the amount of indebtedness we and our subsidiaries have outstanding, market interest rates, the market for similar securities, competition and general economic conditions. The capital and credit markets continue to experience volatility and disruption worldwide.

As a result of these factors, you may only be able to sell your notes at a price below that you believe to be appropriate, including a price below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of the notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. Credit ratings are limited in scope, and do not address all material risks to an investment in the notes, and only reflect the view of a rating organization at the time the rating is issued. We can provide no assurance that a credit rating will remain in effect for any period of time or that a rating will not be lowered, suspended or withdrawn by the applicable rating organization if, in such organization’s judgment, circumstances so warrant. Any rating is not a recommendation to purchase, sell, or hold the notes. The ratings do not correspond to market price or suitability for a particular investor. In addition, actual or anticipated changes or downgrades of our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market prices or marketability of the notes and increase our borrowing costs.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the Notes—Optional Redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $                million, after deducting the underwriting discounts and the other expenses of the offering payable by us. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, redeeming, satisfying and discharging, defeasing or otherwise repaying or retiring any long-term debt of Franklin Resources or its subsidiaries, including all or a portion of the $300 million aggregate principal amount of our 2.800% notes due 2022 and/or the $250 million aggregate principal amount of Legg Mason’s 3.950% senior notes due 2024.

No statement contained in this prospectus supplement shall constitute a notice of redemption for or an obligation to issue a notice of redemption for any outstanding notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture. Prior to our use of the net proceeds from this offering, we may temporarily invest the net proceeds from the sale of the notes in marketable securities and short-term investments.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2021:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the sale of the notes in this offering and the assumption that the net proceeds from this offering will be held as cash and cash equivalents pending the use of such proceeds and (ii) our guarantee of Legg Mason’s $1,750 million of outstanding principal amount of indebtedness on August 2, 2021.

The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended on June 30, 2021 filed with the SEC and incorporated by reference in this prospectus supplement.

	As of June 30, 2021
	Actual		As Adjusted
	(unaudited, dollars in millions)
Cash and cash equivalents	$3,856.2	(1)			$(2)

Debt:
Long-term debt (other than existing 2030 Notes)(3)	$2,732.2				(3)
Existing 2030 Notes(4)	748.4
2030 Notes offered hereby(4)	—
2051 Notes offered hereby(4)	—
Stockholders’ equity:
Preferred stock, $1.00 par value, 1,000,000 shares authorized; none issued and outstanding	—			—
Common stock, $0.10 par value, 1,000,000,000 shares authorized; 502,870,612 issued and outstanding	50.3
Retained earnings	11,151.0
Accumulated other comprehensive loss	(326.1)
Total Franklin Resources, Inc. stockholders’ equity	10,875.2

Total capitalization	$14,355.8		$

(1)	Excludes balances of consolidated sponsored investment products and variable interest entities.
(2)	The as adjusted amount of cash and cash equivalents includes the net proceeds of the offering contemplated hereby. See “Use of Proceeds.”
(3)

The as adjusted amount of long-term debt includes $        million of indebtedness issued by our subsidiary, Legg Mason. On August 2, 2021, we guaranteed Legg Mason’s $1,750 million of outstanding principal amount of indebtedness. The indebtedness of Legg Mason is recorded at its fair value, and it includes a $290.5 million premium over the $1,750 million aggregate principal amount of the indebtedness of Legg Mason. Excluding this premium and unamortized offering expenses, as of June 30, 2021 on an as adjusted basis, we had $        million of indebtedness outstanding, $        million of which ranks equally with the notes and $        million of which is indebtedness of our subsidiaries, including Legg Mason. This item does not give effect to any potential repayment of indebtedness using all or a portion of the net proceeds of this offering.

(4)	Net of original issue discount.

DESCRIPTION OF THE NOTES

The following description is a summary of the terms of the notes being offered through this prospectus supplement. The description is qualified in its entirety by reference to the indenture dated as of October 6, 2020, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. A copy of the indenture is on file with the SEC and may be obtained by accessing the internet address provided or contacting us as described under “Where You Can Find More Information.” You should read the indenture, the associated documents and the following description carefully to fully understand the terms of the notes. In addition, to the extent that the following description is not consistent with that contained in the accompanying base prospectus under “Description of Debt Securities,” you should rely on this description. When we refer in this section, to “Franklin Resources,” “we,” “us,” “our” “our Company” or “the Company,” we are referring only to Franklin Resources, Inc. and not to its direct or indirect subsidiaries.

General

The 2030 notes will be issued in a principal amount of $                , and the 2051 notes will be issued in an initial principal amount of $                . The notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2030 notes will mature on October 30, 2030 and the 2051 notes will mature on                , 2051.

Each series of notes will be issued as a series of debt securities under the indenture, dated as of October 6, 2020 (the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of such series of notes, issue other debt securities under the indenture in addition to the notes. We may also, from time to time, without the consent of the holders of such series of notes issue additional debt securities having the same terms (other than the issue date, the public offering price and, if applicable, the initial interest payment date and initial interest accrual date) and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued with the same CUSIP number unless they will be issued pursuant to a “qualified reopening” of such series of notes offered hereby, are otherwise treated as part of the same “issue” of debt securities as the notes offered hereby or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax and securities law purposes. Any additional debt securities having those similar terms, together with the previously issued notes, will constitute a single series of debt securities under the indenture.

The existing 2030 notes were issued in an aggregate principal amount of $750,000,000, but we have the right, without consent of the holders thereof, to “reopen” the indenture and issue additional notes at any time, and we will use that right to issue the 2030 notes we are offering hereby. The 2030 notes offered hereby will be identical with, and will bear the same CUSIP number as, the existing 2030 notes. The 2030 notes offered hereby and the existing 2030 notes will be treated as a single class under the indenture and that class will have an aggregate principal amount of $                .

Interest on the 2030 notes offered hereby will accrue from and including April 30, 2021 or from the most recent interest payment date to which interest has been paid or provided for and will be payable semi-annually in arrears on April 30 and October 30 of each year, commencing on October 30, 2021, to the persons in whose names the 2030 notes offered hereby are registered at the close of business on the immediately preceding April 15 and October 15, respectively, subject to certain exceptions. The interest payment to be made on the 2030 notes offered hereby on October 30, 2021 will include pre-issuance accrued interest from and including April 30, 2021 (the most recent interest payment date on the existing 2030 notes was April 30, 2021) to but excluding the issue date. Interest on the 2051 notes will accrue from                 , 2021 or from the most recent interest payment date to which interest has be paid or provided for and will be payable semi-annually in arrears on                 and                 of each year, commencing on                 , 2022, to the persons in whose names the 2051 notes are registered at the close of business on the immediately preceding                 and                 , respectively, subject to certain exceptions.

If any interest payment date or the maturity date of either series of notes is not a business day, then the related payment of interest and/or principal on such date will be paid on the next succeeding business day with the same force and effect as if made on such interest payment date or maturity date and no further interest will accrue in respect of the delay.

“business day” means, with respect to each series of notes, any day other than (i) a Saturday or Sunday, or (ii) a day that in the Borough of Manhattan, New York City is either a legal holiday or a day on which the federal or state banking institutions located therein are authorized or obligated by law, executive order or regulation to close.

The notes will be unsecured and unsubordinated obligations of Franklin Resources and will rank equal in right of payment to all our other unsubordinated indebtedness.

The notes do not provide for any sinking fund.

Optional Redemption of Notes

The 2030 notes will be redeemable as a whole or in part, at our option at any time at the applicable redemption price described below:

•

At any time before the 2030 Par Call Date (as defined below), the 2030 notes will be redeemable at a redemption price, equal to the greater of (i) 100% of the principal amount of the 2030 notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 notes to be redeemed (exclusive of interest accrued to the date of redemption), assuming for such purpose that the 2030 notes mature on the 2030 Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate applicable to the 2030 notes plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

•

At any time on or after the 2030 Par Call Date, the 2030 notes will be redeemable at a redemption price equal to 100% of the principal amount of the 2030 notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

The 2051 notes will be redeemable as a whole or in part, at our option at any time at the applicable redemption price described below:

•

At any time before the 2051 Par Call Date (as defined below), the 2051 notes will be redeemable at a redemption price, equal to the greater of (i) 100% of the principal amount of the 2051 notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2051 notes to be redeemed (exclusive of interest accrued to the date of redemption), assuming for such purpose that the 2051 notes mature on the 2051 Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate applicable to the 2051 notes plus                basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

•

At any time on or after the 2051 Par Call Date, the 2051 notes will be redeemable at a redemption price equal to 100% of the principal amount of the 2051 notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

“Comparable Treasury Issue” means, (i) with respect to the 2030 notes, the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the 2030 notes to be redeemed (assuming for such purpose that the 2030 notes mature on the 2030 Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the

2030 notes (assuming for such purpose that the 2030 notes mature on the 2030 Par Call Date) and, (ii) with respect to the 2051 notes, the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the 2051 notes to be redeemed (assuming for such purpose that the 2051 notes mature on the 2051 Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the 2051 notes (assuming for such purpose that the 2051 notes mature on the 2051 Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.

“Reference Treasury Dealer” means, with respect to the 2030 Notes, each of BofA Securities, Inc. and Citigroup Global Markets Inc. or their respective affiliates that are Primary Treasury Dealers, and two other Primary Treasury Dealers selected by us, and each of their respective successors that are Primary Treasury Dealers; and, with respect to the 2051 Notes, each of BofA Securities, Inc. and HSBC Securities (USA) Inc. or their respective affiliates that are Primary Treasury Dealers, and two other Primary Treasury Dealers selected by us, and each of their respective successors that are Primary Treasury Dealers; provided in each case, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“2030 Par Call Date” means July 30, 2030 (the date that is three months prior to the stated maturity of the 2030 notes).

“2051 Par Call Date” means                , 2051 (the date that is six months prior to the stated maturity of the 2051 notes).

The Treasury Rate will be calculated on the third business day preceding the redemption date. The Trustee shall not be responsible for calculating the redemption price.

Notice of any redemption will be given by us or, at our request, by the Trustee in our name and at our expense, at least 10 days but not more than 60 days before the redemption date to each holder of the notes. On or before a redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot and in accordance with the applicable depository procedures.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Ranking

The notes are our obligations exclusively, and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, including holders of the notes, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized.

As of June 30, 2021 on an as adjusted basis, we had $    million of indebtedness outstanding, $    million of which ranks equally with the notes and $    million of which is indebtedness of our subsidiaries, including Legg Mason. On August 2, 2021, we guaranteed Legg Mason’s $1,750 million of outstanding principal amount of indebtedness. The indebtedness of Legg Mason is recorded at its fair value, and it includes a $290.5 million premium over the $1,750 million aggregate principal amount of the indebtedness of Legg Mason. Excluding this premium and unamortized offering expenses, as of June 30, 2021 on an as adjusted basis, we had $    million of indebtedness outstanding, $    million of which ranks equally with the notes and $    million of which is indebtedness of our subsidiaries, including Legg Mason. See “Capitalization.”

Our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments due to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, would be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, the notes are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Events of Default

Each series of notes contain customary events of default, including the non-payment of interest or principal of such series of notes. See “Description of Debt Securities—Events of Default” in the accompanying base prospectus.

Discharge or Legal Defeasance

We may discharge certain obligations to holders of either series of notes that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee funds or government obligations denominated in U.S. dollars in an amount sufficient to pay the entire indebtedness on such series of notes with respect to principal (and premium, if any) and interest to the date of such deposit (if such notes have become due and payable) or to the maturity thereof or the date of redemption, as the case may be.

The indenture provides that, subject to certain conditions, we may elect, at any time, to terminate all of our obligations under either series of notes and the indenture, except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of such series of notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. We refer to this as “legal defeasance.”

In order to exercise our defeasance options with respect to either series of notes, we must irrevocably deposit in trust for the benefit of the holders of the relevant notes money or certain U.S. government obligations, or both, for the payment of principal of, premium, if any, and interest on the relevant notes to maturity or redemption. We must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that the holders and beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred. The opinion must refer to and be based on (a) our receipt from, or the publication by, the U.S. Internal Revenue Service (“IRS”) of a ruling, or (b) a change in the applicable U.S. federal income tax law since the date of the indenture.

Modification

The provisions of the indenture relating to amendment and modification described in the section of the accompanying base prospectus entitled “Description of Debt Securities—Modification and Waiver” shall apply to each of series of notes.

Book-Entry System; Delivery and Form

Each series of notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. We will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States, or Clearstream or Euroclear Bank, as operator of the Euroclear System in Europe, if they are participants of those systems, or, indirectly, through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories, which in turn will hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor to DTC or its nominee.

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which we refer to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system also is available to others, such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. We refer to those entities as indirect participants.

Purchases of notes under the DTC system must be made by or through direct participants, who receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, who we refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or another DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

Neither DTC, Cede & Co. nor any other DTC nominee will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date.

Redemption proceeds, distributions and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the exchange agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the exchange agent.

Under such circumstances, in the event that a successor depository is not obtained, certificates representing the affected notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository with respect to the notes. In that event, certificates representing the notes will be printed and delivered.

Similar to DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Euroclear or Clearstream will be credited to the cash accounts of participants in Euroclear or Clearstream, as the case may be, in accordance with their respective procedures, to the extent received by the U.S. depositary for Euroclear or Clearstream.

The information in this section concerning DTC, Euroclear and Clearstream have been obtained from sources that we believe to be reliable, but neither we nor the Trustee take any responsibility for the accuracy of the information.

Global Clearance and Settlement Procedures

Initial settlement for each series of notes will be made in immediately available funds. Secondary market trading between participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositories. Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following DTC settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”), impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to ERISA, (b) plans (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include “plan assets” under the Plan Asset Regulation (29 C.F.R. Section 2510.3-101), as modified by Section 3(42) of ERISA, (each, a “Plan”) and (d) persons and entities who have certain relationships (including as fiduciaries) with respect to the plans described in (a), (b) and (c) (each, a “Party-in-Interest” under ERISA and “Disqualified Person” under the Code). A Party-in-Interest or Disqualified Person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Thus, a Plan fiduciary considering a purchase of the notes should consider whether such purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, for which no exemption is available.

Section 406 of ERISA and Section 4975 of the Code prohibit certain direct or indirect transactions between Plans and Parties-in-Interest and Disqualified Persons. We, the underwriters and certain of our respective affiliates may be considered Parties-in-Interest or Disqualified Persons with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code may arise if notes are acquired by or with the assets of a Plan with respect to which we or any of the underwriters are a Party-in-Interest or Disqualified Person, including, for example, a prohibited loan to us. Certain exemptions from the prohibited transaction rules could be applicable, depending in part upon the type of Plan fiduciary making the decision to acquire the notes and the circumstances under which such decision is made.

The acquisition and holding of the notes may be eligible for one of the exemptions noted below if the acquisition:

•

is made solely with the assets of a bank collective investment fund and the acquisition and holding of the notes satisfies the requirements and conditions of Prohibited Transaction Class Exemption (“PTCE”) 91-38 issued by the Department of Labor (“DOL”);

•	is made solely with assets of an insurance company pooled separate account and the acquisition and holding of the notes satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

•	is made solely with assets managed by a qualified professional asset manager and the acquisition and holding of the notes satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

•	is made solely with assets of an insurance company general account and the acquisition and holding of the notes satisfies the requirements and conditions of PTCE 95-60 issued by the DOL;

•	is made solely with assets managed by an in-house asset manager and the acquisition and holding of the notes satisfies the requirements and conditions of PTCE 96-23 issued by the DOL; or

•

is made solely with assets of a Plan and the acquisition and holding of the notes satisfies the requirements and conditions of Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (together, the “Service Provider Exemption”).

Governmental plans (as defined in Section 3(32) of ERISA), foreign plans (as defined in Section 4(b)(4) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA or Section 4975 of the Code, may nevertheless be subject to local, state, and other federal or non-US laws that are substantially similar to the foregoing provisions of ERISA and the Code, which we refer to as similar law.

By purchasing and holding the notes, the purchaser (including any transferee) and any fiduciary of the purchaser advising or effecting its purchase and holding of the notes will be deemed to represent and warrant that either (i) it is not, and is not acquiring the notes on behalf of, or with the assets of, a Plan or a governmental, foreign or church plan subject to any similar law or (ii) on each day the purchaser holds the notes, its acquisition, holding and disposition of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or in a violation of any similar laws).

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with assets of any Plan or a plan subject to similar law consult with their counsel regarding the relevant provisions of ERISA, the Code or any similar laws and the availability of exemptive relief pursuant to which the acquisition, holding and subsequent disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

Each fiduciary of a Plan or plan subject to similar law that purchases and holds the notes has exclusive responsibility for ensuring that such purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable similar laws. Neither we, the underwriters or any of our respective affiliates are providing any investment advice in a fiduciary capacity in connection with the acquisition or holding of the new notes. The sale of any notes to Plans or plans subject to similar law is in no respect a representation by us, the underwriters or any of our respective affiliates that such transactions meet all relevant legal requirements with respect to transactions by Plans or plans subject to similar laws generally or any particular Plan or plan subject to similar law, or that such transactions are appropriate for Plans or plans subject to similar law generally or any particular Plan or plan subject to similar law.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of certain material United States federal income tax considerations generally applicable to the ownership, sale or other disposition of the notes offered hereby by a U.S. Holder or a Non-U.S. Holder (each as defined below) who acquired such notes at original issuance at the price indicated on the cover of this prospectus supplement. This summary is based upon United States federal income tax law as of the date hereof, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., certain former citizens and former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, real estate investment trusts, regulated investment companies, holders whose functional currency is not the U.S. dollar, or holders who mark securities to market for U.S. federal income tax purposes), persons that will hold the notes as a part of a broader transaction, or partnerships (as described below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations, any U.S. federal estate, gift or alternative minimum tax consequences, the consequences of the Medicare Contribution Tax on investment income, or consequences from requirements under Section 451(b) of the Code to conform the timing of income accruals with respect to the notes to the Holder’s financial statements. This summary is written for investors that will hold the notes offered hereby as “capital assets” under the Code.

Prospective purchasers of notes are encouraged to consult their own tax advisors concerning the United States federal income, estate and gift tax consequences to them of acquiring, owning and disposing of notes, as well as the application of any state, local and non-U.S. income and other tax laws.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created in or organized under the law of, the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes.

Qualified Reopening. Applying the Treasury Regulations related to “qualified reopenings,” we intend to treat the 2030 notes offered by this prospectus supplement as issued pursuant to a “qualified reopening” of our existing 2030 notes that were issued on October 19, 2020. For U.S. federal income tax purposes, debt instruments issued in a “qualified reopening” are deemed to be part of the same issue as the original debt instruments. Accordingly, notwithstanding anything to the contrary in this prospectus supplement, if the issuance is treated as a “qualified reopening” for U.S. federal income tax purposes, the 2030 notes offered hereby will have the same issue date, October 19, 2020, and issue price as the existing 2030 notes. The remainder of this discussion assumes that the 2030 notes offered hereby will be treated as part of the same issue as the existing 2030 notes.

Pre-acquisition Accrued Interest. A portion of the price paid for the 2030 notes offered hereby will be allocable to interest that accrued prior to the date a 2030 note is purchased (the “pre-acquisition accrued interest”). On the first interest payment date with respect to the 2030 notes, a U.S. Holder may generally treat a portion of the interest received in an amount equal to the pre-acquisition accrued interest as a return of the pre-acquisition accrued interest and not as a payment of interest on the 2030 note. Amounts treated as a return of pre-acquisition accrued interest should not be taxable when received and such amounts treated as a return of pre-acquisition accrued interest will reduce a U.S. Holder’s adjusted tax basis in the 2030 notes by a corresponding amount. Prospective investors of the 2030 notes are urged to consult their tax advisors with regard to the tax treatment of pre-acquisition accrued interest.

Amortizable Bond Premium. If a U.S. Holder purchases a note for an amount that is greater than its principal amount (disregarding any amount paid in respect of pre-acquisition accrued interest), the U.S. Holder will be considered to have purchased the note with amortizable bond premium. In general, the amortizable bond premium with respect to any note is the excess of the U.S. Holder’s initial basis over the principal amount and the U.S. Holder may elect to amortize this bond premium, using a constant-yield method, over the remaining term of the note. Because of the optional redemption feature of the notes, however, special rules apply that may reduce, eliminate or defer the amount of bond premium that may be amortized. A U.S. Holder generally may use the amortizable bond premium allocable to an accrual period to offset stated interest otherwise required to be included in income with respect to the note in that accrual period. An election to amortize bond premium applies to all taxable debt obligations then owned or thereafter acquired and may be revoked only with the consent of the IRS.

Interest. It is expected (and this disclosure assumes) that the notes will be treated as not having original issue discount for United States federal income tax purposes. Accordingly, subject to the discussion above under “Pre-acquisition Accrued Interest,” stated interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such amount are accrued or received, in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement or Other Disposition of the Notes. Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the note. Subject to the discussion above under “Pre-acquisition Accrued Interest.” a U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to such U.S. Holder. Gain or loss realized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss to the U.S. Holder. Such gain or loss will be long-term capital gain or loss if, at the time of such disposition, the note has been held by the U.S. Holder for more than one year, and otherwise generally will be short-term capital gain or loss. Long-term capital gain recognized by a non-corporate U.S. Holder generally is currently eligible for reduced rates of U.S. federal income taxation. A U.S. Holder’s ability to deduct capital losses may be limited.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note (other than a partnership or other pass-through entity) that is not a U.S. Holder. The following discussion of the United States federal income and withholding tax considerations of the ownership or disposition of notes by a Non-U.S. Holder assumes that the holder is not engaged in a United States trade or business. For a discussion of certain United States federal income tax considerations for Non-U.S. Holders that are engaged in a United States trade or business, please see the discussion set forth under the heading “—Income Effectively Connected with a United States Trade or Business” below.

Interest. Subject to the discussion below concerning FATCA, all payments of interest will be exempt from United States federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and (iii) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute or successor form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of the Notes. Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which will be taxable as described above under “—Interest,” a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income Effectively Connected with a United States Trade or Business. If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes, or gain realized on the sale, exchange, retirement or other disposition of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular United States federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a United States person unless such Non-U.S. Holder is eligible for treaty benefits. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a United States trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

U.S. Holders. Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as certain corporations). Backup withholding at the applicable rate will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of its exempt status (generally by providing an IRS Form W-9 or an approved substitute), or if the U.S. Holder is notified by the IRS that the

U.S. Holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders. A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Such requirements are generally satisfied by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) described above. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

FATCA

Sections 1471 through 1474 of the Code and the United States Treasury regulations and other guidance promulgated thereunder (“FATCA”) generally require, in certain circumstances, U.S. federal withholding at a rate of 30% on interest payments in respect of notes held by or through certain foreign financial institutions (including investment funds and including in certain instances where such institutions are acting as intermediaries), unless such institution (i) certifies that it has entered into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, certifies that it reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or future United States Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest in respect of the notes held by a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to U.S. federal withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the IRS.

Current provisions of the Code and United States Treasury regulations that govern FATCA treat gross proceeds from the sale or other disposition of debt obligations that can produce U.S.-source interest (such as the notes) as subject to FATCA withholding after December 31, 2018. However, under proposed United States Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), such gross proceeds are not subject to FATCA withholding.

We will not pay any additional amounts to holders in respect of any amounts withheld. Holders are encouraged to consult their tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING

BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as representatives of the underwriters of the 2030 notes named below, and BofA Securities, Inc. and HSBC Securities (USA) Inc. are acting as representatives of the underwriters of the 2051 notes named below and collectively as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement between us and the underwriters dated the date hereof, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the principal amount of the notes set forth opposite its name below.

Underwriter	Principal Amount of 2030 Notes	Principal Amount of 2051 Notes
BofA Securities, Inc.	$	$
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.

Total	$	$

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters have advised us that they propose initially to offer some of the notes directly to the public at the respective public offering price set forth on the cover page of this prospectus supplement and some of the 2030 notes to dealers at the public offering price less a concession not to exceed        % of the principal amount of the 2030 notes, and some of the 2051 notes to dealers at the public offering price less a concession not to exceed        % of the principal amount of the 2051 notes. The underwriters may allow, and such dealers may reallow, a concession not to exceed        % of the principal amount of the 2030 notes and        % of the principal amount of the 2051 notes, in each case to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price, concessions and other selling terms. The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Franklin Resources
Per 2030 note		%
Per 2051 note		%

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We estimate that our total expenses for this offering, not including the underwriting discounts, will be approximately $                million.

In connection with the offering of the notes, the representatives may purchase and sell notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering. The representatives must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the representatives are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

Similar to other purchase transactions, purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The 2051 notes are a new series of securities with no established trading market and the notes will not be listed on any securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and may discontinue any market making at any time at their sole discretion. Accordingly, we can make no assurance as to the liquidity of, or trading markets for, the notes.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect to deliver the notes against payment for the notes on or about August     , 2021, the fifth business day following the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes before the second business day prior to August     , 2021 will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Each underwriter has represented and agreed with the Company as set forth below with respect to the following jurisdictions:

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying base prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes,

(a)	a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)	a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation EU 2017/1129 (as amended or superseded, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes,

(a)	a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (8) of Article 2 of Directive 2017/565 as it forms part of UK domestic law by virtue of the EUWA;

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

In the UK, this prospectus supplement and the accompanying prospectus are only being distributed to and is only directed at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such senior notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and accompanying prospectus or any of their contents.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “Financial Instruments and Exchange Act”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Republic of Korea

The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The notes have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes. By the purchase of the notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the notes pursuant to the applicable laws and regulations of Korea.

Singapore

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, this prospectus supplement and the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)

to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA) or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notification under Section 309B(1)(c) of the SFA—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notified all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying base prospectus constitute a prospectus within the meaning of, and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. None of this prospectus supplement, the accompanying base prospectus or any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

None of this prospectus supplement, the accompanying base prospectus or any other offering or marketing material relating to the offering, MetLife, Inc., the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, neither this prospectus supplement nor the accompanying base prospectus will be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

By accepting this prospectus supplement and prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

LEGAL MATTERS

Willkie Farr & Gallagher LLP has passed upon the validity of the notes on our behalf, and the validity of the notes will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Franklin Resources, Inc. for the year ended September 30, 2020 and the audited historical financial statements of Legg Mason, Inc. included within Exhibit 99.1 of Franklin Resources, Inc.’s Current Report on Form 8-K/A dated October 6, 2020 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Units

We may offer and sell shares of our common stock, shares of our preferred stock, debt securities, warrants, depositary shares or units, together or separately, from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. The preferred stock, debt securities, warrants and units may be convertible or exercisable or exchangeable for common stock, preferred stock, debt securities or other securities or property.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. A prospectus supplement may also add to or update information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by an applicable prospectus supplement.

You should carefully read this prospectus and the applicable supplement, together with the documents we incorporate by reference, before you invest in any securities that we offer for sale.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers, or through a combination of these methods on an immediate, continuous or delayed basis. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 21 of this prospectus. We will identify any underwriters, dealers and agents and describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “BEN.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. Before buying our securities, you should carefully read and consider the risks we describe in this prospectus and in the applicable prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus and the applicable prospectus supplement from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering.

This prospectus provides you with a general description of the securities that we may offer. Each time that we offer securities under the registration of which this prospectus forms a part we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the applicable prospectus supplement. The prospectus supplement also may add, update or change information contained in this prospectus. Before making an investment decision, you should read carefully both this prospectus and any prospectus supplement together with the documents incorporated by reference as described below under the heading “Where You Can Find More Information.”

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including the exhibits thereto. Those exhibits may be filed with the registration statement or may be incorporated by reference to earlier SEC filings listed in the registration statement or in subsequent filings that we may make under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus or any applicable prospectus supplement or free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide. We will be offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any free writing prospectus that we have prepared is accurate as of any date other than the date of those documents, and that any information in documents that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to “Franklin Resources,” “we,” “us,” “our,” “our company” or “the company” refer to Franklin Resources, Inc., a Delaware corporation and its direct and indirect subsidiaries on a consolidated basis.

FORWARD-LOOKING INFORMATION

Some of the statements included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein, may include forward-looking statements that reflect the Company’s current views with respect to future events and financial performance that are provided under the “safe harbor” protection of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and generally can be identified by words or phrases generally written in the future tense and/or preceded by words such as “anticipate,” “believe,” “could,” “depends,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would” or other similar words or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors that may cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. The forward-looking statements herein are qualified in their entirety by reference to the risks and uncertainties disclosed in the applicable prospectus supplement and our filings with the SEC that are incorporated by reference herein and therein, including those discussed in such filings under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition,” and “Quantitative and Qualitative Disclosures About Market Risk.”

While forward-looking statements are our best prediction at the time that they are made, you should not rely on them and are cautioned against doing so. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other possible future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. They are neither statements of historical fact nor guarantees or assurances of future performance. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. If a circumstance occurs after the date of this prospectus that causes any of our forward-looking statements to be inaccurate, whether as a result of new information, future developments or otherwise, we undertake no obligation to announce publicly the change to our expectations, or to make any revision to our forward-looking statements, to reflect any change in assumptions, beliefs or expectations, or any change in events, conditions or circumstances upon which any forward-looking statement is based, unless required by law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available on the SEC’s website at www.sec.gov and on our website at www.franklinresources.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. However, the information on our website is not incorporated by reference in, and is not a part of, this prospectus, any prospectus supplement or our SEC filings.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. The following documents that we previously filed with the SEC (File No. 001-09318) are incorporated by reference herein:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, which was filed with the SEC on November 12, 2019;

•

our Quarterly Reports on Form 10-Q for the periods ended December 31, 2019, March 31, 2020 and June 30, 2020, which were filed with the SEC on January  30, 2020, April 30, 2020 and July 28, 2020, respectively;

•

our Current Reports on Form  8-K that were filed with the SEC on November  21, 2019, December 11, 2019, February 12, 2020, February 18, 2020, February  18, 2020, July 17, 2020, and July 31, 2020, as amended on October 6, 2020; and

•

the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended September 30, 2019, which was filed with the SEC on November 12, 2019, including any further amendment or report filed for the purpose of updating that description.

Whenever after the date of this prospectus and prior to the termination of this offering we file reports or documents with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be incorporated by reference into this prospectus and will be deemed to be a part of this prospectus from the time they are filed (excluding any portions of such documents that are deemed to have been “furnished,” rather than “filed,” under SEC rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents, and any other documents that are, incorporated herein by reference (other than exhibits unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement). Requests for such documents should be directed to our principal executive office, located at:

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, California 94403

Attention: Corporate Secretary

Telephone: (650) 312-2000

OUR COMPANY

We are a global investment management organization. For more than 70 years, we have been dedicated to providing clients with exceptional investment management services and have developed a globally diversified business, including through strategic acquisitions. We are committed to helping our clients achieve better investment outcomes through our investment management expertise, wealth management and technology solutions. As a result of our acquisition of Legg Mason on July 31, 2020, our corporate structure now includes our specialized investment managers, with additional diverse perspectives and specialized expertise across asset classes and strategies, distributed to both institutional and retail clients.

We provide investment management and related services to retail, institutional and high-net-worth investors in jurisdictions worldwide through our investment products. We deliver our investment capabilities through varied products and vehicles and vial multiple points of access, including directly and through various financial intermediaries. Our investment products include sponsored funds, as well as institutional and high-net-worth separate accounts, retail separately managed account programs, sub-advised products and other investment vehicles. We offer a broad product mix of fixed income, equity, multi-asset/balanced, alternative and cash management investment objectives and solutions that meet a wide variety of specific investment goals and needs for investors. In addition, our services include fund administration, sales and distribution and shareholder servicing. We also provide sub-advisory services to certain investment products sponsored by other companies that may be sold to investors under the brand names of those other companies or on a co-branded basis.

We offer our services and products under our various distinct brand names, including Franklin®, Templeton®, Balanced Equity Management®, Benefit Street Partners®, Darby®, Edinburgh Partners™, Fiduciary

Trust™, Franklin Bissett®, Franklin Mutual Series®, K2®, Legg Mason and LibertyShares®. In addition, pursuant to our acquisition of Legg Mason, we acquired eight additional specialist investment manager brand names including Brandywine Global Investment Management®, Clarion Partners®, ClearBridge Investments®, Martin Currie®, QS Investors®, RARE Infrastructure®, Royce Investment Partners® and Western Asset Management Company®.

Our principal executive offices are located at One Franklin Parkway, San Mateo, California 94403. Our telephone number is (650) 312-2000.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Before deciding whether to invest in our securities, you should consider carefully the risks described under the heading “Risk Factors” in the applicable prospectus supplement and in our filings with the SEC that are incorporated by reference therein. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include, but are not limited to, the financing of our operations, stock repurchases, payment of dividends, the repayment or refinancing of outstanding indebtedness and the financing of acquisitions. We may provide additional information on the use of net proceeds from the sale of the offered securities in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description is a general summary of the terms of the shares of common stock and shares of preferred stock that we may issue. The description below and in any prospectus supplement does not include all of the terms of our common stock or preferred stock, and should be read together with our Certificate of Incorporation, as amended (our “Certificate of Incorporation”), our Amended and Restated Bylaws (our “Bylaws”) and applicable provisions of the General Corporation Law of the State of Delaware. Our Certificate of Incorporation and Bylaws are incorporated by reference to the registration statement of which this prospectus forms a part. For more information on how you can obtain copies of our Certificate of Incorporation and Bylaws, see “Where You Can Find More Information.”

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, issuable in one or more series from time to time by resolution of our board of directors.

Common Stock

General

We have authority to issue up to 1,000,000,000 shares of common stock, which we may issue directly or upon the exercise, conversion or exchange of another security listed in this prospectus. As of September 30, 2020, we had 495,229,826 shares of common stock and no shares of preferred stock issued and outstanding. Our common stock is listed on the New York Stock Exchange under the symbol “BEN.”

Voting Rights

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power, except as our board of directors may provide in the future with respect to any class or series of our preferred stock that it may authorize in the future. Any action to be taken at a meeting of the stockholders may be taken without a meeting by written consent.

Dividend Rights

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends, subject to the preferences applicable to any shares of preferred stock outstanding at the time.

No Preemption, Conversion or Redemption Rights; No Sinking Fund Provisions

Shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights. There are no sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of our common stock are entitled, upon our liquidation, to share ratably in all assets remaining after payment of liabilities, subject to the preferences applicable to any shares of preferred stock outstanding at the time.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

The following provisions of our Certificate of Incorporation and our Bylaws may have the effect of delaying, deferring or preventing a change in control:

•	the board of directors may adopt, amend or repeal the Bylaws without stockholder approval;

•

the Bylaws specify advanced notice procedures that stockholders must follow in order to bring business as usual at an annual or special meeting of stockholders, and proxy access procedures for director nominations at annual meetings;

•

the Bylaws provide that the Chairman of the Board or the Chief Executive Officer of the Company shall call a special meeting of stockholders upon the written request of a stockholder, or group of stockholders, owning not less than 25% of the outstanding capital stock of the Company continuously for at least one year, provided that the stockholder or stockholders satisfy the procedural requirements specified in the Bylaws;

•

vacancies on the board of directors may be filled by a majority vote of the remaining directors, even where less than a quorum, or by decision of the sole remaining director, or by a vote of the stockholders required for the election of directors generally;

•	the board of directors is authorized to issue preferred stock without stockholder approval; and

•

we are incorporated in Delaware, and are thereby subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203 thereto regarding business combinations with an interested stockholder.

Transfer Agent

The transfer agent, registrar and dividend disbursing agent for our common stock is Computershare Shareowner Services LLC.

Preferred Stock

General

Our board of directors has authority to issue up to 1,000,000 shares of preferred stock, which may be issuable in one or more series, which we may issue directly or upon the exercise, conversion, or exchange of debt securities or warrants. Our board of directors has the authority to issue shares of preferred stock by resolution in one or more series of equal rank with such different series, designations, preferences and other relative participating, optional or other special rights, and qualifications, limitations and restrictions thereof, including the number of shares in each series, preferences upon liquidation or dissolution, dividend and conversion rights and rates, and redemption provisions of the shares constituting any class or series, without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both.

In addition, as described under “Description of Depositary Shares,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to such depositary shares.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to the offering of shares of such series of preferred stock, including where applicable:

•	the series designation, stated value and liquidation preference of such preferred stock;

•	the number of shares offered and the offering price for such shares;

•

the dividend rate or rates, or method of calculation, the date or dates from which dividends will accrue, whether such dividends will be cumulative or non-cumulative and, if cumulative, the date or dates from which dividends will commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series will be entitled to receive in the event of our liquidation, dissolution or winding-up;

•

the terms and conditions, if any, on which shares of such series will be convertible or exchangeable for shares of our common stock or any other class or classes of our securities, or other series of the same class;

•	the voting rights, if any, of shares of such series in addition to those set forth under the caption entitled “Voting Rights” below;

•	the status as to reissuance or sale of shares of such series that are redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•

the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us, of our common stock or of any other class of our stock ranking junior to the shares of such series as to dividends or upon liquidation (including, but not limited to, at such times as there are arrearages in the payment of dividends or sinking fund installments);

•

the conditions and restrictions, if any, on the creation of indebtedness, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any other rights, preferences, privileges, limitations and restrictions of such preferred stock.

If we issue shares of preferred stock under this prospectus and any related prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Voting Rights

The Delaware General Corporation Law provides that the holders of shares of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Effects on Common Stock

Our issuance of preferred stock may decrease the amount of earnings and assets available for distribution to the holders of our common stock, and could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could also have the effect of decreasing the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security. Any debt securities offered hereby will be issued under an Indenture, dated as of October 6, 2020 (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus constitutes a part. For more information on how you can obtain a copy of the Indenture, see “Where You Can Find More Information.”

The particular terms of the debt securities offered by any prospectus supplement will be described in the applicable prospectus supplement. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms of the Indenture.

General

The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that debt securities may be issued from time to time in one or more series. The terms of any particular series of debt securities will be included in a prospectus supplement and will provide for the following:

•	the title and series of the debt securities, including whether they are senior debt securities or subordinated debt securities, and the offering price of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•

the dates on which or periods during which the debt securities may be issued, and the dates on, or the range of dates within, which the principal of and premium, if any, on the debt securities are or may be payable or the method by which such date or dates will be determined or extended;

•

the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, whether such interest will be payable in cash or additional debt securities of the same series or another class or series of securities or will accrue and increase the aggregate principal amount outstanding of such series, the date or dates from which such interest will accrue, or the method by which such date or dates will be determined, the interest payment dates on which any such interest will be payable, and the record dates for the determination of holders to whom interest is payable on such interest payment dates or the method by which such date or dates will be determined, the right, if any, to extend or defer interest payments and the duration of such extension or deferral;

•

if other than U.S. dollars, the foreign currency in which the debt securities will be denominated or in which payment of the principal of, premium, if any, or interest on the debt securities will be payable and any other terms concerning such payment;

•	if the amount of payment of principal of, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method;

•

if the principal of, premium, if any, or interest on the debt securities of the series are to be payable, at the election of the Company or a holder thereof, in a currency other than that in which the debt securities are denominated or stated to be payable without such election, the period or periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency in which the debt securities are denominated or payable without such election and the currency in which the debt securities are to be paid if such election is made;

•

the place or places, if any, in addition to or instead of the corporate trust office of the Trustee where the principal of, premium, if any, and interest on the debt securities will be payable, and where the debt securities may be presented for registration of transfer, exchange or conversion, and the place or places where notices and demands to or upon us in respect of the securities of such series may be made;

•

the price or prices at which, the period or periods within which or the date or dates on which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have that option;

•

redemption or early repayment provisions, including the price, period or date, currency and other terms and conditions upon which a series of debt securities may be redeemed, purchased or repaid, in whole or in part;

•	if other than denominations of $2,000 or any integral multiple of $1,000 thereof, the denominations in which the debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•

the guarantors, if any, of the debt securities, and the extent of the guarantees (including provisions relating to seniority, subordination, and the release of the guarantors), if any, and any additions or changes to permit or facilitate guarantees of such debt securities;

•	any original issue discount securities issued;

•	provisions, if any, for the defeasance of the debt securities in whole or in part and any addition or change in the provisions related to satisfaction and discharge;

•

whether the debt securities are to be issued in whole or in part in global form and, in such case, the depositary and the terms and conditions, if any, upon which interests in such global debt securities may be exchanged in whole or in part for the individual securities represented thereby in definitive form registered in the name or names of persons other than such depositary or a nominee or nominees thereof;

•	the date as of which any global debt securities will be dated if other than the original issuance of the first debt security to be issued;

•	the form of the debt securities;

•

if the debt securities are to be convertible into or exchangeable for any securities or property of any person (including us), the terms and conditions upon which such debt securities will be so convertible or exchangeable, and any additions or changes, if any, to permit or facilitate such conversion or exchange;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	any restriction or condition on the transferability of the debt securities;

•	any addition or change in the provisions related to compensation and reimbursement of the Trustee which applies to the debt securities;

•	any addition or change in the provisions related to supplemental indentures both with and without the consent of the holders;

•	provisions, if any, granting special rights to holders upon the occurrence of specified events;

•

any addition to or change in the events of default which applies to any debt securities and any change in the right of the Trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the Indenture;

•	any addition to or change in the covenants set forth in the Indenture which applies to debt securities;

•	the nature of any security relating to the debt securities or guarantees thereof; and

•

any other terms of the debt securities (which terms will not be inconsistent with the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), but may modify, amend, supplement or delete any of the terms of the Indenture with respect to such series).

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon such acceleration will be determined in accordance with the applicable prospectus supplement, the terms of such debt security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such original issue discount security. Special federal income tax and other considerations applicable to the debt security will be described in the related prospectus supplement.

The Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. Information with respect to any deletions from, modifications of or additions to the events of default described below or our covenants contained in the Indenture, including any addition of a covenant or other provision providing event risk or similar protection will be set forth in the prospectus supplement.

Registration, Transfer, Payment and Paying Agent

Unless otherwise set forth in the applicable prospectus supplement, we will issue the debt securities of each series in denominations of $2,000 and increments of $1,000 in excess thereof, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an officer’s certificate, if any, relating to such series of debt securities.

The principal of, premium, if any, and interest, on any series of debt securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payment may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities. We will make payments of principal, premium, if any, and interest on the debt securities represented by any global security registered in the name of and held by The Depository Trust Company (“DTC”) or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of such global security. Neither we, the Trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of records relating to, or payments made on account of, beneficial interests in any global security or for maintaining, supervising or reviewing any records of DTC, its nominee or any participant relating to such beneficial interests.

No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, the following are events of default under the Indenture with respect to debt securities of any series:

•	failure to pay any interest on any debt security of that series when due, which failure continues unremedied for a period of 30 days;

•	failure to pay principal of and premium, if any, on any debt security of that series when due, whether at maturity, by call for redemption or otherwise;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, which failure continues unremedied for a period of 30 days;

•

breach of any other covenant or warranty of ours in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of debt securities other than that series), which failure continues unremedied for 90 days after a written notice of default is given by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series as provided in the Indenture;

•	if we are subject to certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, other than with respect to the event of default described under the fifth bullet above, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul the acceleration, provided that, among other things, all events of default with respect to that series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the Indenture. If an event of default described under the fifth bullet above occurs and is continuing, then the principal amount of the debt securities issued under the Indenture at the time outstanding shall automatically and without any declaration or any other action on the part of the Trustee or any holder, become due and payable immediately.

Modification and Waiver

We and the Trustee may make modifications and amendments of the Indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no modification or amendment may, without the consent of the holder of each affected outstanding debt security:

•	extend the stated maturity date of the principal of, or any installment of interest on, any debt security;

•	reduce the principal amount of, or any premium or rate of interest on, any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity or its amount provable in bankruptcy;

•	adversely affect the right of repayment at the option of any holder;

•

change the place of payment of, currency of payment of principal of, or any premium or interest on, any debt security or impair the right to institute suit for the enforcement of any payment on or after the maturity of any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•

modify any of the provisions of the Indenture relating to modification or amendment of the Indenture or waiver of certain provisions of the Indenture, except to increase the required percentage of holders of a series of debt securities; or

•	modify, without the written consent of the Trustee the rights, duties or immunities of the Trustee.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to debt securities of that series, except a default in the payment of principal, premium, if any, or interest, or a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected outstanding debt security of that series.

We and the Trustee may make modification and amendment of the Indenture without the consent of any holder for any of the following purposes:

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to add covenants or events of default, in each case for the benefit of the holders of all or any series of debt securities or to surrender any of our rights or powers under the Indenture;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

•

to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination becomes effective when there is no outstanding debt security of any series that is entitled to the benefit of such provision;

•	to evidence the succession of another corporation to us and the assumption by the successor corporation of our covenants under the Indenture and the debt securities;

•	to provide for the acceptance of appointment by a successor trustee;

•	to secure the debt securities or to release any collateral or lien securing debt securities of any series;

•	to add any guarantors or co-obligors with respect to any series of debt securities, or to release guarantors from their guarantees;

•

to cure any ambiguity, defect or inconsistency in the Indenture or in any supplemental indenture or to conform the terms of the indenture or any supplemental indenture that are applicable to any series of debt securities to the description thereof that appears in the prospectus supplement or other offering document applicable to such series of debt securities;

•

to supplement any of the provisions of the Indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, if the action does not adversely affect the interests of holders of debt securities of that series or any related series in any material respect; and

•

to amend or supplement any provision contained in the Indenture or in any supplemental indenture, if the amendment or supplement does not materially adversely affect the interests of the holders of any debt securities then outstanding.

Consolidation, Merger and Sale of Assets

We may consolidate with or merge into, or transfer our assets substantially as an entirety to, any entity organized under the laws of the United States, any state thereof or the District of Columbia, if we are the continuing corporation or if the successor entity (if other than us) assumes our obligations on the debt securities and under the Indenture, immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and certain other conditions are met.

Discharge and Defeasance

We may discharge certain obligations to holders with respect to any series of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice) by irrevocably depositing with the Trustee or paying agent, in trust, funds sufficient to pay the entire indebtedness on those debt securities in respect of principal, premium, if any, and interest to the date of that deposit (if those securities have become due and payable or to the maturity date, as the case may be.

At our option, we may be discharged, subject to certain terms and conditions, from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer and exchange of debt securities, replace, stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust) or need not comply with certain restrictive covenants of the indenture if:

•

we have deposited with the Trustee, in trust, money, and in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign currency government securities, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money or a combination of money, and either U.S. government securities or foreign currency government securities, as the case may be, in an amount sufficient to pay and discharge each installment of principal (including any mandatory sinking fund payments), premium, if any, and interest on the debt securities on the date such payments are due in accordance with the debt securities;

•

no event of default or event which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit (other than an event of default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit); and

•

we have delivered to the Trustee and opinion of counsel and officer’s certificate (i) to the effect that the holders of the applicable series of debt securities will not recognize income, gain or loss for United

States federal income tax purposes, and will be subject to federal income tax on the same amounts, manner and time as would have been the case if such deposit and discharge had not occurred and (ii) that we have complied with all conditions precedent set forth in the indenture relating to the satisfaction and discharge of the indebtedness of the series of debt securities.

Conversion or Exchange

If any debt securities being offered are convertible into or exchangeable for our common stock or other securities, the relevant prospectus supplement will set forth the terms of conversion or exchange. Those terms will include whether conversion or exchange is mandatory, at the option of the holder or at our option, and the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Indenture, to all of our “senior indebtedness.” The Indenture defines “senior indebtedness” as any indebtedness we incur, assume or guarantee for money borrowed, other than nonrecourse obligations, indebtedness to any subsidiaries or employees, tax liabilities, trade payables, indebtedness that is expressly subordinate in right of payment to any other of our indebtedness and renewals, extensions, modifications and refundings of such indebtedness. If any debt securities being offered will be subordinated debt securities, the relevant prospectus supplement will set forth the terms of such securities and the approximate amount of senior indebtedness to which such securities will be subordinated in right of payment.

Subject to limited exceptions, the holders of all senior indebtedness will be entitled upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors to receive before the holders of any subordinated debt securities (i) payment in full of the principal, premium, if any, and interest on such senior indebtedness and (ii) payment or distribution of our assets of any kind or character, whether cash, property or securities, subject to certain exceptions set forth in the Indenture. Furthermore, if we are in default on senior indebtedness that permits the holders of such indebtedness to accelerate its maturity and certain other conditions are satisfied, we will be restricted from making any payment on account of principal, premium, if any, sinking funds or interest in respect of such subordinated debt securities.

Governing Law

The Indenture and debt securities will be governed by and construed in accordance with the internal laws of the State of New York.

Concerning the Trustee

The Trustee is The Bank of New York Mellon Trust Company, N.A. We and certain of our subsidiaries maintain banking relationships with the Trustee in the ordinary course of business.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. Each series of warrants will be issued under a separate warrant agreement, the terms of which will be described in the applicable prospectus supplement. The following summary of the terms of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms of the warrants and the warrant agreement to be described in the applicable prospectus supplement. For more information on how you can obtain copies of the warrant agreement and related warrant certificate, see “Where You Can Find More Information.”

General

The prospectus supplement relating to an offering of warrants will describe the specific terms of the warrants, including, to the extent applicable, the following:

•	the number of shares of common stock or preferred stock, or the number of debt securities, that will be purchasable upon the exercise of warrants;

•	the exercise price of any warrant and, if applicable, any provisions for changes to or adjustments in the exercise price;

•

the designation, stated value and terms, including, without limitation, the liquidations, dividend and voting rights, of the series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock;

•	the terms, including, without limitation, the principal amount, interest rate and conversion rights, if any, of a series of debt securities that may be purchased upon exercise of a debt warrant;

•	the date or dates on which the right to exercise the warrants will commence and the date or dates on which the right will expire;

•	the United States federal income tax consequences applicable to the warrants;

•	the terms of any anti-dilution or other adjustment provisions;

•	the terms of any mandatory or optional call provisions;

•	if applicable, the date on and after which the warrants and the underlying common stock, preferred stock or debt securities will be separately transferable;

•	information with respect to book-entry procedures;

•	the identity of the warrant agent; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange, exercise and settlement of the warrants.

No Rights as Stockholder or Noteholder

Until a holder exercise warrants to purchase shares of our common stock, shares of our preferred stock or debt securities, the holder will not have any rights as a holder of shares of our common stock, shares of our preferred stock or holder of our debt securities, respectively, by virtue of ownership of warrants. Holders of equity warrants will not have any right to vote, consent, receive dividends or receive notice as a stockholder with respect to any meeting of stockholders for the election of directors or any other matter. Holders of debt warrants will not have any right to receive payment of principal or premium, if any, or interest on the debt securities purchasable upon exercise of the warrants.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase, at the exercise price set forth in the applicable prospectus supplement (subject to adjustment as set forth in the applicable prospectus supplement), the number of shares of common stock, shares of preferred stock or principal amount of debt securities being offered. Holders may exercise warrants at any time up to the date and time date set forth in the applicable prospectus supplement. After such date and time, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in shares of our preferred stock, in which case we will issue receipts for depositary shares and each depositary share will represent a fraction of a share of the applicable series of our preferred stock, as set forth in the applicable prospectus supplement. The following summary of the terms of the depositary shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms of the depositary shares and our preferred stock, as well as the terms of the deposit agreement, depositary receipt, our Certificate of Incorporation and Bylaws relating to the applicable series of our preferred stock to be described in the applicable prospectus supplement. For more information on how you can obtain copies of the deposit agreement and related depositary receipt, see “Where You Can Find More Information.”

General

Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of our preferred stock underlying that depositary share, to all rights and preferences of our preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of our preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. The name and address of the principal executive office of the depositary will be included in the prospectus supplement relating to the issue.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which will require holders to take certain actions, such as filing proof of residence and paying certain charges.

Dividends and Other Distributions

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of our preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for our preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net cash proceeds to the holders.

Liquidation Preference

If a series of our preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of our preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of our preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of our preferred stock held by the depositary. Whenever we redeem any of our preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing our preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of our preferred stock.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will terminate, except the right to receive money, securities or other property payable upon redemption.

Voting

Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying our preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of our preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for our preferred stock. The depositary will try, as far as practicable, to vote the shares of our preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote our preferred stock in accordance with these instructions. The depositary will not vote our preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of our preferred stock underlying their depositary shares.

Partial shares of our preferred stock will not be issued. Holders of our preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for our preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of our preferred stock in connection with our dissolution and such distribution has been made to all holders of depositary shares.

Charges of Depositary

We will pay all United States transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of our preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of our preferred stock; and

•	all withdrawals of our preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of our preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of our preferred stock.

Neither we nor the depositary will be liable if either we or the depositary are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or our preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the securities described in this prospectus or any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The units may be issued under unit agreements to be entered into between us and a unit agent, which may provide that the securities included in the unit may not be held or transferred separately, at any time or times before a specified date or upon the occurrence of a specified event or occurrence. For more information on how you can obtain copies of the unit agreement and related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to an offering of units will describe the specific terms of the units, including, to the extent applicable, the following:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units, if issued as a separate security, will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time in one or more of the following ways from time to time:

•	to or through underwriters, dealers or agents;

•	directly to agents or other purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	in forward contracts or similar arrangements;

•	through a combination of any of the foregoing methods; or

•	through any other method described in the applicable prospectus supplement.

We, directly or through underwriters, dealers or agents, may offer and sell the securities covered by this prospectus in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale, including through transactions on the New York Stock Exchange or any other organized market where our securities may be sold;

•	at prices related to the prevailing market price; or

•	at negotiated prices.

Each time that we sell securities pursuant to this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms of the offering of such securities, including the terms of the offering, the consideration that we will receive, the offering participants and the compensation that may be paid to underwriters, dealers or agents assisting us in the offering. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Sales Through Underwriters or Dealers

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

Sales Through Agents and Direct Sales

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize underwriters, dealers or agents to solicit offers from certain institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery of securities on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Certain persons participating in an offering may engage in option transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. These transactions may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of the securities in the open market may be higher than it would otherwise be in the absence of these transactions.

Derivative Transactions and Hedging

We and the underwriters, dealers or agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters, dealers or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters, dealers or agents, and they may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

General Information

Underwriters, dealers and agents may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Underwriters, dealers and agents and their affiliates may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive customary compensation.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Covington & Burling LLP, Washington, D.C. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Franklin Resources, Inc. for the year ended September 30, 2019 and the audited historical financial statements of Legg Mason, Inc. included within Exhibit 99.1 of Franklin Resources, Inc.’s Current Report on Form 8-K/A dated October 6, 2020 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Franklin Resources, Inc.

$                1.600% Notes due 2030

$                          % Notes due 2051

PROSPECTUS SUPPLEMENT

August    , 2021

Joint Book-Running Managers

BofA Securities	Citigroup	HSBC